Exhibit 99.2

Contact:

Janet Kirkley

(704) 532-3318

SPEEDWAY MOTORSPORTS, INC. LAUNCHES

TENDER OFFER AND CONSENT SOLICITATION

Concord, North Carolina (January 20, 2011) — Speedway Motorsports, Inc. (NYSE: TRK) (the “Company”) announced today that it commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its outstanding 6 3/4% Senior Subordinated Notes due 2013 (CUSIP No. 847788AK2) (the “Notes”). The Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated January 20, 2011 (the “Offer to Purchase”) and related Letter of Transmittal (collectively, the “Offer Documents”). Holders who validly tender their Notes will be deemed to have consented to the proposed amendments to the indenture governing the Notes. The Offer will expire at midnight, Charlotte, North Carolina time, on February 16, 2011, unless extended or earlier terminated (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., Charlotte, North Carolina time, on February 2, 2011, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,013.75 per $1,000 principal amount of the Notes, which includes a consent payment of $13.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The proposed amendments would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The Offer contemplates that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase would receive the total consideration promptly following the Company’s acceptance of the Notes for purchase.

Holders who validly tender their Notes after the Consent Payment Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and the Consent Payment Deadline, the Company will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the earlier to occur of (1) 5:00 p.m., Charlotte, North Carolina time, on February 2, 2011, and (2) the execution of the supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (1) the receipt of the required consents to amend the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (2) the receipt by the Company of net proceeds from a new debt financing on terms acceptable to the Company that, when combined with up to $190 million of other available funds, will be sufficient to pay the total consideration (including the consent payment) in respect of all Notes (regardless of whether or not such Notes are tendered) plus estimated fees and expenses relating to the Offer, as more fully described in the Offer Documents.

The Company has engaged BofA Merrill Lynch, J.P. Morgan, SunTrust Robinson Humphrey and Wells Fargo Securities as the Dealer Managers and Solicitation Agents for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at 888-292-0070 (toll-free) or 980-388-9217 (collect); J.P. Morgan at 800-245-8812 (toll-free) or 212-270-3394 (collect); SunTrust Robinson Humphrey at 404-926-5051 (collect); or Wells Fargo Securities at 866-309-6316 (toll-free) or 704-715-8341 (collect). Requests for copies of the Offer Documents or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at 866-873-5600 (toll-free) or 212-430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise.

This news release contains forward-looking statements concerning the proposed Offer. The terms of, and the Company’s ability to complete, the Offer will depend on prevailing market conditions and other factors including, but not limited to, economic factors, geopolitical conditions, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.